NYSE: NEM, ASX: NEM, PNGX: NEM	Exhibit 99.1
Newmont Generates Record Quarterly Earnings and Free Cash Flow, Reports First Quarter 2026 Results and Announces Increased Share Repurchase Authorization
DENVER, April 23, 2026 – Newmont Corporation (NYSE: NEM, ASX: NEM, PNGX: NEM) (Newmont or the Company) today announced first quarter 2026 results and declared a dividend of $0.261 per share.
"Newmont delivered strong operational and financial performance in the first quarter, producing approximately 1.3 million attributable gold ounces and generating an all-time record $3.1 billion in quarterly free cash flow, keeping us well on track to achieve our 2026 guidance" said Natascha Viljoen, Newmont's President and Chief Executive Officer. "Supported by our enhanced capital allocation framework, we have doubled the size of our share repurchase program with an additional $6.0 billion authorization, following the full execution of our previous program, under which we repurchased $2.4 billion of shares since the last earnings call. We look forward to building on this momentum in the second quarter and continue delivering sustainable returns to our shareholders."
Q1 2026 Results
▪On track to meet Newmont's full year 2026 production guidance2 of 5.3 million attributable gold ounces; produced 1.3 million attributable gold ounces, as well as 9 million ounces of silver and 30 thousand tonnes of copper, primarily from Newmont's managed operations
▪Gold by-product AIl-In Sustaining Costs (AISC) was $1,029 per ounce3, benefitting from favorable silver and copper sales volume and prices, ongoing cost and productivity initiatives, and lower sustaining capital spend
▪Reported Net Income of $3.3 billion, Adjusted Net Income (ANI)3 of $3.2 billion or $2.90 per diluted share, and Adjusted EBITDA3 of $5.2 billion
▪Generated $3.8 billion of cash from operating activities, net of working capital impacts of $202 million; reported record Free Cash Flow3 of $3.1 billion
▪Delivered $2.7 billion of shareholder returns through share repurchases and dividend payments since the last earnings call4; declared a dividend of $0.26 per share of common stock for the first quarter of 2026
▪Through the date of filing, Newmont has executed and settled total trades of common stock repurchases of $6.0 billion under the previously authorized share purchase programs, including $2.4 billion since the last earnings call5
▪Newmont's Board of Directors authorized an additional $6.0 billion share repurchase program to be executed at the Company's discretion in line with Newmont's enhanced capital allocation framework6
▪Received net cash proceeds of approximately $321 million from the sale of equity investments in SolGold and Greatland Resources Limited, as well as contingency payments related to the divestments of Musselwhite and Cripple Creek & Victor last year7; generated over $4.6 billion in total after-tax proceeds from the non-core divestiture program to date
▪Ended the quarter with $8.8 billion of cash and $12.8 billion in total liquidity8, with a net cash position of $3.2 billion3

1 Newmont's Board of Directors declared a dividend of $0.26 per share of common stock for the first quarter of 2026, payable on June 22, 2026 to holders of record at the close of business on May 27, 2026.
2 See discussion of guidance and cautionary statement at the end of this release regarding forward-looking statements.
3 Non-GAAP metrics; see reconciliations at the end of this release.
4 Includes $2.4 billion of share repurchases since February 19, 2026, including $556 million of share repurchases settled in April 2026.
5 Includes $1.2 billion of share purchases in 2024, $2.3 billion repurchased in 2025 and $2.5 billion through the date of filing in 2026.
6 The share repurchase program will be executed at the Company's discretion. The share repurchase program permits shares to be repurchased in a variety of methods, has no time limit and may be suspended or discontinued at any time. See cautionary statement regarding forward-looking statements at end of this release.
7 Net proceeds includes $117 million related to the sale of Newmont's shares in Greatland Resources Limited, $105 million related to the sale of Newmont's shares in SolGold and $20 million of a contingent payment received from Orla Mining in relation to the sale of the Musselwhite asset, and $79 million of contingent payments from SSR Mining in relation to the sale of the CC&V asset.
8 Total liquidity as of March 31, 2026 includes $4.0 billion available on a revolving credit facility.
NEWMONT FIRST QUARTER 2026 RESULTS | NEWS RELEASE         1

Delivering on Newmont's Enhanced Capital Allocation Framework
In February, Newmont announced an enhanced capital allocation framework, designed to be sustainable through the commodity and investment cycles while maximizing total return of capital to shareholders, maintaining a flexible and resilient balance sheet, and focusing on high-return capital investments for long-term value creation. The capital allocation uses below are presented in order of priority.1 Newmont is consistently delivering on these priorities, supported by the record free cash flow generated in the first quarter of 2026.
Ongoing Sustaining Capital Investment in World-Class Portfolio
Newmont sees a clear opportunity to enhance the longevity of its portfolio and preserve asset integrity through targeted investments in critical infrastructure, ensuring the delivery of safe production across its operations. This includes tailings solutions, primarily at Cadia and Boddington, to support near- and long-term production capacity, positioning Newmont's world-class operations to produce well into the middle of the century. These investments will require elevated sustaining capital spend over the next few years, as planned. Reflective of this approach, Newmont expects to spend $1.95 billion in 2026, as detailed in the '2026 Guidance Expectations' section below. In the first quarter, Newmont spent $381 million in sustaining capital, with spend expected to increase beginning in the second quarter, with full-year 2026 guidance remaining unchanged.2
Sustainable Through the Cycle Cash Dividend
Newmont is committed to returning capital to shareholders through a sustainable cash dividend of $1.1 billion per year. Central to this framework is a dividend structured to grow on a per share basis without increasing Newmont's financial commitment, as share repurchases executed through the cycle permanently lower the outstanding share count. The annual total per share dividend target will be calculated annually in February based on the current number of shares issued and outstanding. The dividend payment will be divided into four equal payments rounded up to the nearest $0.01, to be paid out on a quarterly basis, subject to quarterly approval by Newmont's Board of Directors1. In line with this commitment, a dividend of $0.26 per share for the first quarter of 2026 has been declared payable on June 22, 2026, to holders of record of such common stock at the close of business on May 27, 2026. This equates to an indicated total annualized dividend of $1.04 per share, demonstrating the initial benefit of Newmont’s ongoing share repurchase program, with continued per share dividend increases expected as share repurchases continue.
Disciplined Approach to Development Capital Reinvestment
Newmont expects to spend $1.4 billion in development capital in 2026 as it advances the highest-return free cash flow generative near-term projects, while continuing to study, evaluate and define the future growth profile of its portfolio. In the first quarter of 2026, Newmont invested $239 million in its current development projects, with full-year 2026 guidance remaining unchanged.2 Newmont will maintain a disciplined focus on capital efficiency and value creation.
Maintaining an Optimized Capital Structure Through the Cycle
Newmont is focused on maintaining a resilient balance sheet, anchored by a $1 billion net cash target3, with flexibility of plus or minus $2 billion depending on market conditions. This approach ensures Newmont's ability to return capital to shareholders and fund capital programs across commodity price cycles to support sustainable production growth. During strong commodity price environments, Newmont intends to further optimize its balance sheet by actively managing gross debt, while maintaining a minimum cash balance of $5 billion through the cycle. Consistent with these priorities, Newmont reduced gross debt by an additional $42 million since the previous earnings call. Newmont ended the first quarter of 2026 with a cash balance of $8.8 billion and a net cash balance of $3.2 billion3.
Ratable Share Repurchase Program
Once the above priorities are complete, Newmont intends to deploy excess cash4 on a ratable basis to share repurchases, driving sustained per share growth in the dividend and improving multiple per share metrics, including providing shareholders with greater exposure to the strong free cash flow generation from Newmont's world-class portfolio. Since the last earnings call, Newmont executed an additional $2.4 billion of share repurchases, fully exhausting the previous repurchase authorization of $6.0 billion. To continue delivering on this priority, Newmont's Board of Directors approved an additional $6.0 billion repurchase program. Newmont intends to request additional approval from its Board of Directors as the current authorization approaches completion, consistent with the Company's disciplined and repeatable approach to returning excess cash to shareholders.
1 See cautionary statement at the end of this release. The Enhanced Capital Allocation Framework is provided for illustrative purposes and remains non-binding. Guidance expectations, including capital allocation uses, future dividends, debt management and share repurchases, are forward-looking statements. An annualized dividend has not been declared by the Board of Directors.
2 Sustaining and development capital guidance and spend to date excludes capitalized interest.
3 Net cash balance is Cash and cash equivalents less Debt and Lease and other financing obligations as presented on the Consolidated Balance Sheets. Net cash balance will change based on Net cash provided by operating activities, Additions to property, plant and mine development, dividends paid to common shareholders, repayment of debt principal, and other investing and financing activities. Refer to the Net Debt reconciliation below in the Non-GAAP Financial Measures schedules in this release.
4 Excess Cash is defined as cash available from operations (including Exploration, G&A, etc.) after funding balance sheet obligations (including debt principal repayments and reclamation spend), capital expenditures, other investing activities, paying the dividend, and achieving the net cash target.
NEWMONT FIRST QUARTER 2026 RESULTS | NEWS RELEASE         2

Summary of Results

	2025					2026
	Q1	Q2	Q3	Q4	FY	Q1	YTD
Average realized gold price ($/oz)	$2,944	$3,320	$3,539	$4,216	$3,498	$4,900	$4,900
Attributable gold production (Moz) (1)	1.54	1.48	1.42	1.45	5.89	1.30	1.30
Total CAS ($M) (2)	$2,106	$2,001	$1,951	$2,027	$8,085	$1,937	$1,937
Gold By-Product CAS ($/oz) (2)(3)	$930	$917	$831	$738	$855	$541	$541
Gold Co-Product CAS ($/oz) (2)(3)	$1,227	$1,215	$1,185	$1,166	$1,199	$1,307	$1,307
Gold By-Product AISC ($/oz) (3)	$1,447	$1,375	$1,303	$1,302	$1,358	$1,029	$1,029
Gold Co-Product AISC ($/oz) (3)	$1,651	$1,593	$1,566	$1,620	$1,609	$1,709	$1,709
Net income (loss) attributable to Newmont stockholders ($M)	$1,891	$2,061	$1,832	$1,301	$7,085	$3,262	$3,262
Net income (loss) attributable to Newmont stockholders per share ($/diluted share)	$1.68	$1.85	$1.67	$1.19	$6.39	$3.00	$3.00
Adjusted net income ($M) (4)	$1,404	$1,594	$1,883	$2,753	$7,634	$3,156	$3,156
Adjusted net income per share ($/diluted share) (4)	$1.25	$1.43	$1.71	$2.52	$6.89	$2.90	$2.90
Adjusted EBITDA ($M) (4)	$2,629	$2,997	$3,309	$4,545	$13,480	$5,154	$5,154
Cash from operations before working capital ($M) (5)	$2,172	$2,228	$2,584	$3,560	$10,544	$3,987	$3,987
Net cash from operating activities ($M)	$2,031	$2,384	$2,298	$3,621	$10,334	$3,785	$3,785
Capital expenditures ($M) (6)	$826	$674	$727	$808	$3,035	$641	$641
Free cash flow ($M) (7)	$1,205	$1,710	$1,571	$2,813	$7,299	$3,144	$3,144
First Quarter 2026 Production and Financial Summary
Attributable gold production1 decreased 10 percent to 1,301 thousand ounces from the prior quarter, driven by lower production at Boddington as a result of the impact of the bushfire, lower production at Tanami as a result of lower grade from planned mine sequencing and the impact of record rainfall, and lower grade and planned maintenance at Lihir and Cerro Negro. In addition, lower production was delivered from the non-managed joint ventures at Nevada Gold Mines and Pueblo Viejo. These decreases were partially offset by increased production at Yanacocha, Cadia, and Merian. Consolidated gold sales were 1,232 thousand ounces for the quarter.
Copper production increased 3 percent to 30 thousand tonnes compared to the prior quarter, driven by higher grade and improved throughput at Cadia. Silver production increased 29 percent to 9 million ounces, lead production increased 17 percent to 27 thousand tonnes and zinc production increased 35 percent to 62 thousand tonnes compared to the prior quarter, driven by higher co-product grade at Peñasquito.
Average realized gold price was $4,900 per ounce, an increase of $684 per ounce over the prior quarter. Average realized gold price includes $4,857 per ounce of gross price received, a favorable impact of $49 per ounce of mark-to-market on provisionally-priced sales and reductions of $6 per ounce for treatment and refining charges.
Costs Applicable to Sales (CAS)2 allocated to gold totaled $1.6 billion for the quarter, with an additional $327 million allocated to co-product metals. Gold By-Product CAS per ounce3 decreased 27 percent to $541 for the quarter primarily driven by favorable co-product volumes and sales pricing, particularly related to silver and copper. CAS also benefited from lower direct costs in the first quarter at Tanami, Lihir and Peñasquito, as well as a favorable build in inventory at Boddington. Newmont's continued focus on cost discipline and productivity also supported the offset of higher royalty expense from a higher gold price. Gold Co-Product CAS per ounce3 was $1,307.
NEWMONT FIRST QUARTER 2026 RESULTS | NEWS RELEASE         3

Gold By-Product AISC per ounce3 decreased 21 percent to $1,029 for the quarter. Building from CAS per ounce, the decrease was primarily due to lower sustaining capital spend, G&A, and other expenses. Sustaining capital spend is expected to ramp up through the remainder of this year, with Newmont remaining on track to spend its full year guidance. Gold Co-Product AISC per ounce3 was $1,709.
Net income attributable to Newmont stockholders was $3.3 billion or $3.00 per diluted share, an increase of $2.0 billion from the prior quarter. This increase was primarily driven by higher revenues due to a higher realized gold price, slightly lower CAS, impairment charges recognized during the quarter of $9 million compared to $779 million recognized in the prior quarter primarily related to Yanacocha Sulfides, and a decrease of $666 million in income and mining tax expense, primarily due to the recognition of one-time deferred tax items in the prior quarter.
Adjusted net income4 for the quarter was $3.2 billion or $2.90 per diluted share, compared to $2.8 billion or $2.52 per diluted share in the prior quarter. Primary adjustments to first quarter net income include a net gain on the fair value of investments and options of $87 million, partially offset by impairment charges of $9 million primarily related to assets no longer in use.
Consolidated cash from operations before working capital5 increased 12 percent from the prior quarter to $4.0 billion primarily due to higher revenue from a higher realized gold price and lower CAS.
Consolidated net cash from operating activities increased 5 percent from the prior quarter to $3.8 billion primarily due to higher consolidated cash from operations before working capital. This was partially offset by a net unfavorable working capital movement of $202 million, driven by the continued cash spend for previously accrued reclamation activities of $209 million, primarily related to the ongoing construction of the Yanacocha water treatment plants, as well as a build in inventory and stockpiles of $152 million, and an accrual of other liabilities of $118 million, primarily related to severance and employee-related liabilities. These unfavorable working capital adjustments were partially offset by an accrual for future tax payments of $200 million and an increase in accounts receivable of $70 million due to the timing of cash collections.
Income and mining cash tax paid increased 68 percent from the prior quarter to $1.3 billion due to higher net income attributable to Newmont shareholders, as well as higher cash tax paid due to the timing of annual tax payments accrued in 2025.
Free Cash Flow7 increased 12 percent from the prior quarter to $3.1 billion primarily due to an increase in net cash provided by operating activities and lower capital investment, partially offset by an unfavorable working capital impact in the current quarter compared to a favorable working capital benefit in the prior quarter.
Balance sheet and liquidity remained strong in the first quarter, ending with $8.8 billion of cash and cash equivalents, with $12.8 billion of total liquidity; ended the quarter in a net cash position of $3.2 billion.8
Non-Managed Joint Venture and Equity Method Investments9
Nevada Gold Mines (NGM) attributable gold production decreased 19 percent to 236 thousand ounces, with a 2 percent increase in CAS per ounce to $1,281 per ounce.3 AISC per ounce increased 6 percent from the prior quarter to $1,595 per ounce.3
Pueblo Viejo attributable gold production decreased 22 percent to 54 thousand ounces compared to the prior quarter. Cash distributions received for the Company's equity method investment in Pueblo Viejo totaled $167 million in the first quarter. Capital contributions of $17 million were made during the quarter related to the expansion project at Pueblo Viejo.
Fruta del Norte attributable gold production is reported on a quarter lag. Production reported in the first quarter of 2026 decreased 5 percent to 38 thousand ounces compared to the prior quarter. Cash distributions received from the Company's equity method investment in Fruta del Norte were $89 million for the first quarter.

1 Attributable gold production includes ounces from the Company's equity method investment in Pueblo Viejo (40%) and in Lundin Gold (32%).
2 Consolidated Costs applicable to sales (CAS) excludes Depreciation and amortization and Reclamation and remediation.
3 Non-GAAP measure. See end of this release for reconciliation to Costs applicable to sales.
4 Non-GAAP measure. See end of this release for reconciliation to Net income (loss) attributable to Newmont stockholders.
5 Cash from operations before working capital is a non-GAAP metric with the most directly comparable GAAP financial metric being to Net cash provided by (used in) operating activities, as shown reconciled in the Condensed Consolidated Statements of Cash Flows.
6 Capital expenditures refers to Additions to property plant and mine development from the Condensed Consolidated Statements of Cash Flows, inclusive of capitalized interest.
7 Non-GAAP measure. See end of this release for reconciliation to Net cash provided by operating activities.
8 Non-GAAP measure. See end of this release for reconciliation.
9 Newmont has a 38.5% interest in Nevada Gold Mines, which is accounted for using the proportionate consolidation method. In addition, Newmont has a 40% interest in Pueblo Viejo, which is accounted for as an equity method investment, as well as a 32% interest in Lundin Gold, who wholly owns and operates the Fruta del Norte mine, which is accounted for as an equity method investment on a quarter lag.
NEWMONT FIRST QUARTER 2026 RESULTS | NEWS RELEASE         4

2026 Guidance Expectations (+/-5%)
Newmont remains on track to meet its previously published 2026 guidance. For more details, refer to the Company’s Fourth Quarter 2025 Earnings and 2026 Guidance press release, issued on February 19, 2026, and available on Newmont.com. Please see the cautionary statement and footnotes for additional information.

Guidance Metric (+/-5%) (1)	2026E
Attributable Gold Production (Moz)
Managed Portfolio	3,915
Non-Managed Portfolio	1,345
Total Newmont Attributable Gold Production	5,260
Gold By-Product CAS ($/oz) (2)
Managed Portfolio	$965
Non-Managed Portfolio	$1,400
Total Newmont Gold By-Product CAS ($/oz) (2)	$1,055
Gold By-Product AISC ($/oz) (2)
Managed Portfolio	$1,650
Non-Managed Portfolio	$1,775
Total Newmont Gold By-Product AISC ($/oz) (2)	$1,680
Sustaining Capital ($M)
Managed Portfolio	$1,660
Non-Managed Portfolio	$290
Total Newmont Sustaining Capital (3)(4)	$1,950
Development Capital ($M)
Managed Portfolio	$1,160
Non-Managed Portfolio	$240
Total Newmont Development Capital (4)	$1,400
Co-Product Production
Copper Production (ktonne)	102
Silver Production (Moz)	32
Lead Production (ktonne)	90
Zinc Production (ktonne)	220
Consolidated Expenses
Exploration & Advanced Projects ($M)	$525
General & Administrative ($M)	$375
Interest Expense ($M) (5)	$175
Depreciation & Amortization ($M)	$2,815
Reclamation and Remediation Accretion ($M)	$385
Adjusted Tax Rate (6)	33%
Capitalized Interest ($M)	$175
1 2026 guidance projections are considered forward-looking statements and represent management’s good faith estimates or expectations of future production results as of February 19, 2026. Guidance is based upon certain assumptions, including, but not limited to, metal prices, oil prices, certain exchange rates and other assumptions. Production, CAS, AISC and capital estimates exclude projects that have not yet been approved. The potential impact on inventory valuation as a result of lower prices, input costs, and project decisions are not included as part of this Guidance. Assumptions used for purposes of Guidance may prove to be incorrect and actual results may differ from those anticipated, including variation beyond a +/-5% range. See cautionary statement at the end of this release.
2 Presented on a consolidated basis and reflects an assumed metal price assumptions of Gold ($4,500/oz.), Copper ($5.00/lb.), Silver ($60.00/oz), Lead ($0.90/lb.) and Zinc ($1.30/lb.) and foreign exchange rates of AUD:USD ($0.70), CAD:USD ($0.75), and USD:MXN ($17.00).
3 Sustaining capital is presented on an attributable basis.
4 Capital guidance excludes amounts attributable to the Pueblo Viejo joint venture.
5 Interest expense guidance is net of capitalized interest.
6 The adjusted tax rate excludes certain items such as tax valuation allowance adjustments.
NEWMONT FIRST QUARTER 2026 RESULTS | NEWS RELEASE         5

2026 SEASONALITY GUIDANCE1 AND SECOND QUARTER COMMENTARY

Total Portfolio	H1 2026E	H2 2026E
Attributable Production	48%	52%
Sustaining Capital	48%	52%
Development Capital	45%	55%
1 2026 guidance projections are considered forward-looking statements and represent management’s good faith estimates or expectations of future production results as of February 19, 2026. Guidance is based upon certain assumptions, including, but not limited to, metal prices, oil prices, certain exchange rates and other assumptions. See cautionary statement at the end of this release.

H1/H2 Commentary: Attributable gold production in 2026 is expected to be approximately 52 percent weighted to the second half of the year. The increase in production in the second half of the year is expected to be driven by Boddington, Tanami, Lihir, Cerro Negro and Peñasquito while Cadia, Ahafo South and Merian are expected to produce higher ounces from higher grades in the first half of the year. Ahafo North production is expected to increase sequentially throughout 2026.

Sustaining capital spend in 2026 is expected to be approximately 52 percent weighted to the second half of the year. Spend in the second and third quarters is expected to be higher due to warmer weather surface work at Red Chris and Brucejack in Northern Canada and higher tailings spend at Cadia, Boddington and Tanami in Australia. Development capital spend is expected to be weighted 55 percent to the second half of 2026 driven primarily by the timing of significant work at the Lihir Nearshore Barrier starting in the second half of 2026.

Second Quarter Commentary: Newmont expects to produce 23 percent of total attributable production in the second quarter of 2026, slightly below first quarter production. Unit costs are expected to be notably higher than the first quarter due to higher sustaining capital spend, lower silver production, and higher costs applicable to sales at Boddington, Tanami, Lihir and Peñasquito. Unit costs may also be impacted by higher oil prices and a full quarter of the increased Ghana royalty. Sustaining and development capital spend are expected to increase in the second quarter due to the planned timing of investment.

ASSUMPTIONS AND SENSITIVITIES1

	Assumption	Change (+/-)	Revenue and Cost Impact ($M) (2)
Gold ($/oz)	$4,500	$100	$505
Australian Dollar	$0.70	$0.05	$100
Canadian Dollar	$0.75	$0.05	$30
Mexican Peso	$17.00	$1.00	$25
Oil ($/bbl Brent)	$70.00	$10.00	$60
Copper ($/tonne) (3)	$11,023	$550	$60
Silver ($/oz) (4)	$60.00	$1.00	$25
Lead ($/tonne) (3)	$1,894	$220	$20
Zinc ($/tonne) (3)	$2,866	$220	$50
1 2026 guidance projections are considered forward-looking statements and represent management’s good faith estimates or expectations of future production results as of February 19, 2026. Guidance is based upon certain assumptions, including, but not limited to, metal prices, oil prices, certain exchange rates and other assumptions. Assumptions used for purposes of Guidance may prove to be incorrect and actual results may differ from those anticipated, including variation beyond a +/-5% range. See cautionary statement at the end of this release.
2 Impacts are presented on a pretax basis.
3 Co-product metal pricing assumptions in imperial units equate to Copper ($5.00/lb.), Lead ($0.90/lb.) and Zinc ($1.30/lb.).
4 Silver revenue impact relates only to co-product silver revenue from Peñasquito, including the impact of the silver stream agreement.

Excluded from the sensitivity above is a royalty, production tax, and workers participation impact of approximately $6 per ounce for every $100 per ounce change in gold price.
NEWMONT FIRST QUARTER 2026 RESULTS | NEWS RELEASE         6

Ghana Stability Agreement
On March 10, 2026, the Government of Ghana enacted a sliding royalty rate of 5 percent to 12 percent dependent on gold price. Subsequently on April 1, 2026, the Government of Ghana adjusted the previously enacted Growth and Sustainability Levy from 3 percent to 1 percent. Based on these changes, Newmont anticipates a potential impact to Gold AISC of approximately $185 per ounce for our Ghana operations, with a resulting impact for total Newmont of approximately $25 per ounce. The impact of these changes was not included in 2026 guidance, but Newmont is working to offset these costs through ongoing global cost and productivity initiatives. Newmont continues to engage constructively with the Government of Ghana on matters related to taxes, royalties and the broader fiscal environment, with the objective of supporting its long‑standing partnership and maintaining Ghana as a priority destination for future investment.

Cadia Operations Update
On April 14, 2026, a magnitude 4.5Mla earthquake was recorded in the New South Wales Central West near Newmont's Cadia operation. Safety protocols were activated immediately at the time of the event and there were no reported injuries. The assessment of the impact remains ongoing across the operation, however initial findings suggest the damage is limited. All surface infrastructure was inspected immediately following the event and sustained no damage, including the tailings facilities. The operation is currently processing surface stockpiles and expects underground rehabilitation to be completed in the next five weeks enabling a return to 80 percent operating capacity. Full operational capacity is expected by the end of the second quarter. As a result, second quarter production at Cadia is expected to be lower due to a short gap in mill feed, with operations returning to normal levels beginning in the third quarter.

Committed to Concurrent Reclamation
As mines operate for a finite period, careful closure planning is crucial to address the diverse social, economic, environmental and regulatory impacts associated with the end of mining operations. Newmont’s global Closure Strategy integrates closure planning throughout each operation’s lifespan, aiming to create enduring positive and sustainable legacies that last long after mining ceases. Newmont continues to recognize reclamation and remediation expense throughout the year. In the three months ended March 31, 2026, Newmont spent $209 million on reclamation activities, including $169 million on the construction of water treatment plants at Yanacocha. Newmont anticipates 2026 spending of approximately $850 million for the total portfolio and approximately $550 million on the Yanacocha water treatment plants. Total estimated spend on the Yanacocha water treatment plants is approximately $1.8 billion, with $938 million spent to date. Once complete, total reclamation spend is expected to return to more normal levels of $300 to $400 million in 2028.

Projects Update
For details on Newmont’s key projects currently in execution, refer to the Company’s Fourth Quarter 2025 Earnings and 2026 Guidance press release, issued on February 19, 2026, and available on Newmont.com. Additional project updates will be provided as they become available. Please refer to the cautionary statement and footnotes for further information.

NEWMONT FIRST QUARTER 2026 RESULTS | NEWS RELEASE         7

2026 Site Guidance as of February 19, 2026

2026 Guidance (+/- 5%) (1)	Consolidated Production (Koz)	Attributable Production (Koz)	Consolidated By-Product CAS ($/oz)	Consolidated By-Product AISC ($/oz) (2)	Attributable Sustaining Capital ($M)	Attributable Development Capital ($M)
Managed Portfolio
Lihir	560	560	1,475	1,765	95	140
Cadia	270	270	(180)	1,575	425	370
Tanami	365	365	1,250	2,145	270	330
Boddington	580	580	1,160	1,630	225	—
Ahafo South	440	440	1,830	2,160	115	10
Ahafo North	315	315	1,045	1,285	55	30
Merian (3)	300	225	1,480	1,800	80	—
Cerro Negro	220	220	1,430	1,960	95	120
Yanacocha	460	460	1,070	1,170	10	—
Peñasquito	185	185	(4,325)	(2,395)	100	—
Red Chris	35	35	1,390	3,625	60	160
Brucejack	260	260	1,475	2,085	115	—
Non-Managed Portfolio
Nevada Gold Mines (4)	935	935	1,400	1,775	290	240
Pueblo Viejo (5)		255
Fruta Del Norte (6)		155
Co-Product Production
Cadia - Copper (ktonne)	65	65
Boddington - Copper (ktonne)	17	17
Peñasquito - Silver (Moz)	32	32
Peñasquito - Lead (ktonne)	90	90
Peñasquito - Zinc (ktonne)	220	220
Red Chris - Copper (ktonne)	20	20
____________________________
1 2026 guidance projections are considered forward-looking statements and represent management’s good faith estimates or expectations of future production results as of February 19, 2026. Guidance is based upon certain assumptions, including, but not limited to, metal prices, oil prices, certain exchange rates and other assumptions. For example, 2026 Guidance assumes $4,500/oz Au, $5.00/lb Cu, $60.00/oz Ag, $1.30/lb Zn, $0.90/lb Pb, $0.70 AUD/USD exchange rate, $0.75 CAD/USD exchange rate and $70/barrel Brent. Production, CAS, AISC and capital estimates exclude projects that have not yet been approved. The potential impact on inventory valuation as a result of lower prices, input costs, and project decisions are not included as part of this Guidance. Assumptions used for purposes of Guidance may prove to be incorrect and actual results may differ from those anticipated, including variation beyond a +/-5% range. Guidance cannot be guaranteed. As such, investors are cautioned not to place undue reliance upon Guidance and forward-looking statements as there can be no assurance that the plans, assumptions or expectations upon which they are placed will occur. Amounts may not recalculate to totals due to rounding. See cautionary statement at the end of this release.
2 All-in sustaining costs (AISC) as used in the Company’s Guidance is a non-GAAP metric; see 2026 Guidance - Gold AISC Reconciliation and related note for further information.
3 Consolidated production for Merian is presented on a total production basis for the mine site; attributable production represents a 75% interest for Merian.
4 Represents the ownership interest in the Nevada Gold Mines (NGM) joint venture. NGM is owned 38.5% by Newmont and owned 61.5% and operated by Barrick. The Company accounts for its interest in NGM using the proportionate consolidation method, thereby recognizing its pro-rata share of the assets, liabilities and operations of NGM.
5 Attributable production includes Newmont’s 40% interest in Pueblo Viejo, which is accounted for as an equity method investment.
6 Attributable production includes Newmont’s 32% interest in Lundin Gold, who wholly owns and operates the Fruta del Norte mine, which is accounted for as an equity method investment on a quarter lag.

NEWMONT FIRST QUARTER 2026 RESULTS | NEWS RELEASE         8

	2025					2026
Operating Results	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	YTD
Sales Volumes (koz)
Consolidated gold ounces sold	1,442	1,380	1,319	1,378	5,519	1,232				1,232
Attributable gold ounces sold (1)	1,430	1,363	1,308	1,358	5,459	1,211				1,211
Consolidated copper tonnes sold (thousands)	35	37	31	31	134	30				30
Consolidated silver ounces sold (millions)	6	7	8	7	28	10				10
Consolidated lead tonnes sold (thousands)	21	23	27	24	95	28				28
Consolidated zinc tonnes sold (thousands)	73	56	68	49	246	58				58

Average Realized Price ($/oz, $/lb)
Average realized gold price	$2,944	$3,320	$3,539	$4,216	$3,498	$4,900				$4,900
Average realized copper price	$4.65	$4.37	$4.67	$6.04	$4.89	$5.68				$5.68
Average realized silver price	$30.12	$29.50	$37.02	$57.29	$38.92	$66.78				$66.78
Average realized lead price	$0.89	$0.88	$0.86	$0.88	$0.87	$0.84				$0.84
Average realized zinc price	$1.13	$1.13	$1.29	$1.41	$1.23	$1.44				$1.44

Attributable Gold Production (koz)
Lihir	164	160	129	132	585	113				113
Cadia	103	104	97	81	385	94				94
Tanami	78	90	100	123	391	82				82
Boddington	126	147	146	146	565	111				111
Ahafo South (2)	205	197	145	119	664	128				128
Ahafo North (2)	—	—	—	68	70	62				62
Merian (75%)	47	40	35	56	178	66				66
Cerro Negro	28	42	68	64	202	46				46
Yanacocha	105	131	152	127	515	144				144
Peñasquito	123	148	88	56	415	54				54
Red Chris (70%)	14	15	15	18	62	14				14
Brucejack	41	50	79	61	231	59				59
Managed Core Portfolio	1,034	1,124	1,054	1,051	4,263	973				973
Nevada Gold Mines (38.5%)	216	239	251	293	999	236				236
Pueblo Viejo (40%) (3)	49	63	72	69	253	54				54
Fruta Del Norte (32%) (4)	43	38	44	40	165	38				38
Non-Managed Core Portfolio	308	340	367	402	1,417	328				328
Total Core Portfolio	1,342	1,464	1,421	1,453	5,680	1,301				1,301
Non-Core Assets (5)	195	14	—	—	209	—				—
Total Attributable Gold Production	1,537	1,478	1,421	1,453	5,889	1,301				1,301

Co-Product Production
Cadia copper tonnes (thousands)	21	22	22	17	82	21				21
Boddington copper tonnes (thousands)	7	7	6	4	24	3				3
Red Chris copper tonnes (thousands)	7	7	7	8	29	6				6
Total copper tonnes (thousands)	35	36	35	29	135	30				30
Peñasquito silver ounces (millions)	6	8	7	7	28	9				9
Peñasquito lead tonnes (thousands)	22	27	26	23	98	27				27
Peñasquito zinc tonnes (thousands)	59	67	59	46	231	62				62

Total CAS ($M)
Total CAS	$2,106	$2,001	$1,951	$2,027	$8,085	$1,937				$1,937

Gold By-Product CAS Consolidated ($/oz)
Lihir	$1,009	$1,287	$1,468	$1,484	$1,297	$1,503				$1,503
Cadia	$(643)	$(514)	$(593)	$(1,007)	$(676)	$(1,062)				$(1,062)
Tanami	$1,087	$1,278	$1,158	$963	$1,114	$1,099				$1,099
Boddington	$970	$1,000	$1,054	$1,002	$1,005	$1,158				$1,158
Ahafo South	$1,238	$1,010	$1,309	$1,458	$1,227	$1,696				$1,696
Ahafo North	$—	$—	$—	$532	$532	$1,190				$1,190
Merian	$1,497	$1,808	$1,722	$1,297	$1,562	$1,320				$1,320
Cerro Negro	$2,063	$2,118	$1,375	$1,240	$1,594	$1,181				$1,181
Yanacocha	$961	$882	$769	$618	$795	$1,005				$1,005
Peñasquito	$(949)	$(880)	$(1,882)	$(3,587)	$(1,578)	$(10,482)				$(10,482)
Red Chris	$(1,200)	$71	$125	$(1,789)	$(723)	$(2,094)				$(2,094)
Brucejack	$1,800	$1,861	$1,184	$1,257	$1,465	$1,736				$1,736
Managed Core Portfolio	$733	$789	$732	$594	$713	$363				$363
Nevada Gold Mines (38.5%)	$1,426	$1,448	$1,241	$1,258	$1,334	$1,281				$1,281
Non-Managed Core Portfolio	$1,426	$1,448	$1,241	$1,258	$1,334	$1,281				$1,281
Total Core Portfolio	$854	$903	$831	$738	$830	$541				$541
Non-Core Assets (5)	$1,410	$2,032	$—	$—	$1,456	$—				$—
Total Gold By-Product CAS/oz (6)	$930	$917	$831	$738	$855	$541				$541

NEWMONT FIRST QUARTER 2026 RESULTS | NEWS RELEASE         9

	2025					2026
Operating Results (continued)	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	YTD
Gold Co-Product CAS ($/oz)
Cadia	$794	$805	$820	$981	$845	$1,050				$1,050
Boddington	$1,239	$1,207	$1,268	$1,262	$1,244	$1,421				$1,421
Peñasquito	$898	$756	$956	$1,235	$922	$1,188				$1,188
Red Chris (70%)	$1,106	$1,475	$1,492	$1,352	$1,358	$1,658				$1,658
Managed Core Portfolio	$1,150	$1,154	$1,172	$1,140	$1,154	$1,314				$1,314
Total Core Portfolio	$1,198	$1,204	$1,185	$1,166	$1,188	$1,307				$1,307
Total Gold Co-Product CAS/oz (6)	$1,227	$1,215	$1,185	$1,166	$1,199	$1,307				$1,307

Co-Product CAS ($/unit)
Cadia - copper ($/tonne)	$3,468	$3,517	$3,534	$4,289	$3,688	$2,858				$2,858
Boddington - copper ($/tonne)	$5,423	$5,163	$5,048	$5,548	$5,287	$3,912				$3,912
Red Chris - copper ($/tonne)	$4,991	$6,738	$6,870	$5,783	$6,087	$4,474				$4,474
Total - copper ($/tonne)	$4,182	$4,422	$4,531	$4,821	$4,476	$3,273				$3,273
Peñasquito- silver ($/ounce)	$10	$9	$12	$16	$12	$15				$15
Peñasquito - lead ($/tonne)	$997	$933	$1,212	$1,728	$1,226	$590				$590
Peñasquito - zinc ($/tonne)	$1,499	$1,376	$1,743	$2,433	$1,723	$1,156				$1,156

Gold By-Product AISC Consolidated ($/oz)
Lihir	$1,339	$1,563	$1,810	$1,775	$1,607	$1,771				$1,771
Cadia	$133	$92	$99	$213	$135	$(139)				$(139)
Tanami	$1,659	$1,698	$1,748	$1,738	$1,716	$1,791				$1,791
Boddington	$1,348	$1,250	$1,346	$1,343	$1,321	$1,587				$1,587
Ahafo South	$1,462	$1,220	$1,541	$1,932	$1,494	$1,964				$1,964
Ahafo North	$—	$—	$—	$691	$696	$1,408				$1,408
Merian	$1,864	$2,074	$2,255	$1,628	$1,921	$1,532				$1,532
Cerro Negro	$2,857	$3,023	$1,776	$1,831	$2,220	$1,567				$1,567
Yanacocha	$1,170	$1,144	$868	$740	$964	$1,072				$1,072
Peñasquito	$(254)	$(406)	$(1,216)	$(2,440)	$(889)	$(9,318)				$(9,318)
Red Chris	$(467)	$1,357	$1,625	$(847)	$398	$(1,117)				$(1,117)
Brucejack	$2,230	$2,490	$1,763	$1,815	$2,020	$2,105				$2,105
Managed Core Portfolio	$1,309	$1,276	$1,255	$1,245	$1,271	$893				$893
Nevada Gold Mines (38.5%)	$1,789	$1,771	$1,502	$1,508	$1,629	$1,595				$1,595
Non-Managed Core Portfolio	$1,789	$1,771	$1,502	$1,508	$1,629	$1,595				$1,595
Total Core Portfolio	$1,394	$1,360	$1,303	$1,302	$1,339	$1,029				$1,029
Non-Core Assets (5)	$1,787	$2,550	$—	$—	$1,845	$—				$—
Total Gold By-product AISC (6)	$1,447	$1,375	$1,303	$1,302	$1,358	$1,029				$1,029

Gold Co-Product AISC ($/oz)
Cadia	$1,184	$1,109	$1,188	$1,584	$1,253	$1,638				$1,638
Boddington	$1,544	$1,422	$1,524	$1,565	$1,514	$1,825				$1,825
Peñasquito	$1,091	$944	$1,133	$1,491	$1,120	$1,495				$1,495
Red Chris	$1,322	$1,903	$2,037	$1,723	$1,750	$2,110				$2,110
Managed Core Portfolio	$1,596	$1,542	$1,582	$1,651	$1,592	$1,736				$1,736
Total Core Portfolio	$1,630	$1,582	$1,566	$1,620	$1,599	$1,709				$1,709
Total Gold Co-product AISC (6)	$1,651	$1,593	$1,566	$1,620	$1,609	$1,709				$1,709

Co-Product AISC ($/unit)
Cadia - copper ($/tonne)	$5,316	$4,909	$5,187	$7,106	$5,584	$4,466				$4,466
Boddington - copper ($/tonne)	$6,760	$5,917	$5,985	$6,757	$6,340	$4,712				$4,712
Red Chris - copper ($/tonne)	$6,053	$8,550	$9,111	$7,066	$7,681	$5,293				$5,293
Total - copper ($/tonne)	$6,014	$6,068	$6,440	$7,305	$6,423	$4,816				$4,816
Peñasquito - silver ($/ounce)	$13	$12	$15	$20	$15	$19				$19
Peñasquito - lead ($/tonne)	$1,185	$1,146	$1,405	$2,054	$1,456	$733				$733
Peñasquito - zinc ($/tonne)	$2,026	$1,659	$2,105	$2,994	$2,156	$1,523				$1,523
____________________________
(1)Attributable gold ounces sold excludes ounces related to the Pueblo Viejo mine, which is 40% owned by Newmont and accounted for as an equity method investment, and the Fruta del Norte mine, which is wholly owned by Lundin Gold, in which the Company holds a 32% interest and is accounted for as an equity method investment.
(2)In the fourth quarter of 2025, the Ahafo North development project achieved commercial production and became a reportable segment. Prior to that date, Ahafo North development gold ounces of 2 thousand were included in the Ahafo South reportable segment.
(3)Represents attributable gold from Newmont's 40% interest in Pueblo Viejo, which is accounted for as an equity method investment. Attributable gold ounces produced at Pueblo Viejo are not included in attributable gold ounces sold, as noted in endnote (1). Income and expenses of equity method investments are included in Equity income (loss) of affiliates.
(4)Represents attributable gold from Newmont's 32% interest in Lundin Gold, which wholly owns and operates the Fruta del Norte mine and is accounted for on a quarterly lag as an equity method investment. Attributable gold ounces produced by Lundin Gold represent prior quarter production and are not included in attributable gold ounces sold, as noted in endnote (1). Income and expenses of equity method investments are included in Equity income (loss) of affiliates.
(5)The Company completed the sale of CC&V, Musselwhite, and Éléonore in the first quarter of 2025, and Porcupine and Akyem in the second quarter of 2025. Refer to Note 3 of the Condensed Consolidated Financial Statements for further information.
(6)Non-GAAP measure. See end of this release for reconciliation.
NEWMONT FIRST QUARTER 2026 RESULTS | NEWS RELEASE         10

NEWMONT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in millions except per share)

	2025 (1)					2026 (1)
	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	YTD

Sales	$5,010	$5,317	$5,524	$6,818	$22,669	$7,307				$7,307

Costs and expenses:
Costs applicable to sales (2)	2,106	2,001	1,951	2,027	8,085	1,937				1,937
Depreciation and amortization	593	620	643	665	2,521	632				632
Reclamation and remediation	93	83	123	(50)	249	78				78
Exploration	49	61	65	68	243	51				51
Advanced projects, research and development	43	40	40	43	166	45				45
General and administrative	110	95	86	91	382	79				79
Impairment charges	15	9	39	779	842	9				9
(Gain) loss on sale of assets held for sale	(276)	(699)	(99)	8	(1,066)	—				—
Other expense, net	28	39	100	119	286	10				10
	2,761	2,249	2,948	3,750	11,708	2,841				2,841
Other income (expense):
Change in fair value of investments and options	291	151	38	124	604	87				87
Other income (loss), net	10	(36)	(55)	87	6	69				69
Interest expense, net of capitalized interest	(79)	(65)	(52)	(33)	(229)	(39)				(39)
	222	50	(69)	178	381	117				117
Income (loss) before income and mining tax and other items	2,471	3,118	2,507	3,246	11,342	4,583				4,583
Income and mining tax benefit (expense)	(647)	(1,092)	(787)	(2,070)	(4,596)	(1,404)				(1,404)
Equity income (loss) of affiliates	78	49	123	171	421	149				149
Net income (loss)	1,902	2,075	1,843	1,347	7,167	3,328				3,328
Net loss (income) attributable to noncontrolling interests (3)	(11)	(14)	(11)	(46)	(82)	(66)				(66)
Net income (loss) attributable to Newmont stockholders	$1,891	$2,061	$1,832	$1,301	$7,085	$3,262				$3,262

Weighted average common shares (millions):
Basic	1,126	1,110	1,097	1,090	1,106	1,085				1,085
Effect of employee stock-based awards	1	2	3	4	2	2				2
Diluted	1,127	1,112	1,100	1,094	1,108	1,087				1,087

Net income (loss) attributable to Newmont stockholders per common share:
Basic	$1.68	$1.86	$1.67	$1.19	$6.41	$3.01				$3.01
Diluted	$1.68	$1.85	$1.67	$1.19	$6.39	$3.00				$3.00
____________________________
(1)Certain amounts and disclosures have been reclassified to conform to the presentation.
(2)Excludes Depreciation and amortization and Reclamation and remediation.
(3)Relates to the Suriname Gold project C.V. (“Merian”) reportable segment.
NEWMONT FIRST QUARTER 2026 RESULTS | NEWS RELEASE         11

NEWMONT CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	2025				2026
	MAR	JUN	SEP	DEC	MAR	JUN	SEP	DEC
ASSETS
Cash and cash equivalents	$4,698	$6,185	$5,639	$7,647	$8,775
Trade receivables	887	637	1,047	1,067	1,137
Investments	18	468	328	594	4
Inventories	1,493	1,500	1,504	1,512	1,501
Stockpiles and ore on leach pads	792	767	944	1,177	1,211
Other receivables	428	521	506	678	538
Other current assets	225	219	238	391	345
Assets held for sale	2,199	102	166	—	—
Current assets	10,740	10,399	10,372	13,066	13,511
Property, plant and mine development, net	33,568	33,591	33,621	33,310	33,323
Investments	4,856	4,455	4,103	4,186	4,187
Stockpiles and ore on leach pads	2,409	2,540	2,521	2,410	2,538
Deferred income tax assets	59	55	40	45	32
Goodwill	2,658	2,658	2,658	2,658	2,658
Other non-current assets	1,229	1,467	1,375	1,446	1,421
Total assets	$55,519	$55,165	$54,690	$57,121	$57,670

LIABILITIES
Accounts payable	$771	$742	$832	$816	$828
Employee-related benefits	502	562	750	898	795
Income and mining taxes payable	378	705	884	1,188	1,377
Lease and other financing obligations	109	112	116	118	116
Other current liabilities	2,357	2,544	2,500	2,692	2,415
Liabilities held for sale	1,309	5	4	—	—
Current liabilities	5,426	4,670	5,086	5,712	5,531
Debt	7,507	7,132	5,180	5,115	5,079
Lease and other financing obligations	370	363	355	356	337
Reclamation and remediation liabilities	6,376	6,216	6,228	6,297	6,169
Deferred income tax liabilities	2,733	2,890	2,885	4,045	3,948
Employee-related benefits	575	596	583	634	604
Silver streaming agreement	671	646	623	598	572
Other non-current liabilities	430	365	339	322	332
Total liabilities	24,088	22,878	21,279	23,079	22,572

EQUITY
Common stock	1,803	1,772	1,760	1,753	1,727
Treasury stock	(293)	(294)	(297)	(301)	(346)
Additional paid-in capital	29,624	29,141	28,955	28,847	28,417
Accumulated other comprehensive income (loss)	(39)	44	109	137	156
Retained earnings	153	1,449	2,699	3,431	4,972
Newmont stockholders' equity	31,248	32,112	33,226	33,867	34,926
Noncontrolling interests	183	175	185	175	172
Total equity	31,431	32,287	33,411	34,042	35,098
Total liabilities and equity	$55,519	$55,165	$54,690	$57,121	$57,670

NEWMONT FIRST QUARTER 2026 RESULTS | NEWS RELEASE         12

NEWMONT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)

	2025 (1)					2026 (1)
	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	YTD
Operating activities:
Net income (loss)	$1,902	$2,075	$1,843	$1,347	$7,167	$3,328				$3,328
Non-cash adjustments:
Depreciation and amortization	593	620	643	665	2,521	632				632
Impairment charges	15	9	39	779	842	9				9
(Gain) loss on sale of assets held for sale	(276)	(699)	(99)	8	(1,066)	—				—
Change in fair value of investments and options	(291)	(151)	(38)	(124)	(604)	(87)				(87)
Reclamation and remediation	89	77	116	(63)	219	75				75
Deferred income taxes	125	217	74	975	1,391	(45)				(45)
Other non-cash adjustments	15	80	6	(27)	74	75				75
Cash from operations before working capital (2)	2,172	2,228	2,584	3,560	10,544	3,987				3,987
Change in operating assets and liabilities:
Trade and other receivables	228	215	(369)	(167)	(93)	70				70
Inventories, stockpiles and ore on leach pads	(175)	(61)	(106)	(112)	(454)	(152)				(152)
Other assets	(9)	(89)	(45)	(104)	(247)	(11)				(11)
Accounts payable	(69)	(30)	91	(11)	(19)	18				18
Reclamation and remediation liabilities	(95)	(185)	(247)	(276)	(803)	(209)				(209)
Accrued tax liabilities (3)	91	263	173	512	1,039	200				200
Other accrued liabilities	(112)	43	217	219	367	(118)				(118)
Net change in operating assets and liabilities	(141)	156	(286)	61	(210)	(202)				(202)
Net cash provided by (used in) operating activities	2,031	2,384	2,298	3,621	10,334	3,785				3,785

Investing activities:
Additions to property, plant and mine development	(826)	(674)	(727)	(808)	(3,035)	(641)				(641)
Proceeds from sales of investments	7	367	578	34	986	257				257
Proceeds from sales of mining operations and other assets, net	1,684	991	114	22	2,811	91				91
Return of investment from equity method investees	20	24	11	7	62	26				26
Contributions to equity method investees	(31)	(17)	(4)	(7)	(59)	(25)				(25)
Other	(116)	(12)	(3)	(28)	(159)	(10)				(10)
Net cash provided by (used in) investing activities	738	679	(31)	(780)	606	(302)				(302)

Financing activities:
Repurchases of common stock	(348)	(1,011)	(516)	(428)	(2,303)	(1,895)				(1,895)
Dividends paid to common stockholders	(282)	(279)	(273)	(272)	(1,106)	(282)				(282)
Distributions to noncontrolling interests	(44)	(56)	(32)	(85)	(217)	(105)				(105)
Repayment of debt	(985)	(398)	(1,977)	(70)	(3,430)	(39)				(39)
Funding from noncontrolling interests	39	31	33	30	133	35				35
Payments on lease and other financing obligations	(23)	(23)	(24)	(25)	(95)	(27)				(27)
Other	(19)	(9)	(11)	17	(22)	(44)				(44)
Net cash provided by (used in) financing activities	(1,662)	(1,745)	(2,800)	(833)	(7,040)	(2,357)				(2,357)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(5)	10	(13)	4	(4)	1				1
Net change in cash, cash equivalents and restricted cash, including cash and restricted cash reclassified to assets held for sale	1,102	1,328	(546)	2,012	3,896	1,127				1,127
Change in cash and restricted cash reclassified to assets held for sale (4)	(22)	160	—	—	138	—				—
Net change in cash, cash equivalents and restricted cash	1,080	1,488	(546)	2,012	4,034	1,127				1,127
Cash, cash equivalents and restricted cash at beginning of period	3,650	4,730	6,218	5,672	3,650	7,684				7,684
Cash, cash equivalents and restricted cash at end of period	$4,730	$6,218	$5,672	$7,684	$7,684	$8,811				$8,811

Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$4,698	$6,185	$5,639	$7,647	$7,647	$8,775				$8,775
Restricted cash included in Other current assets	1	2	1	3	3	3				3
Restricted cash included in Other non-current assets	31	31	32	34	34	33				33
Total cash, cash equivalents and restricted cash	$4,730	$6,218	$5,672	$7,684	$7,684	$8,811				$8,811
____________________________
(1)Certain amounts and disclosures have been reclassified to conform to the presentation.
(2)Cash from operations before working capital is a non-GAAP metric with the most directly comparable GAAP financial metric being to Net cash provided by (used in) operating activities, as shown reconciled above.
(3)Cash payments for income and mining taxes, net of refunds, of $2,458 for the year ended December 31, 2025 is comprised of $465, $648, $588, and $757 for the first, second, third, and fourth quarter, respectively. Cash payments for income and mining taxes, net of refunds, of $1,268 for the three months ended March 31, 2026.
(4)During the first quarter of 2024, certain non-core assets were determined to meet the criteria for assets held for sale. As a result, the related assets, including Cash and cash equivalents and restricted cash, included in Other current assets and Other non-current assets, were reclassified to Assets held for sale. Refer to Note 3 to the Condensed Consolidated Financial Statements for additional information.
NEWMONT FIRST QUARTER 2026 RESULTS | NEWS RELEASE         13

Non-GAAP Financial Measures (dollars in millions, except per share, per ounce and per pound amounts, unless otherwise noted)
Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by GAAP. These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Refer to Non-GAAP Financial Measures within Part II, Item 7 within our Form 10-K for the year ended December 31, 2025, filed with the SEC on February 19, 2026 for further information on the non-GAAP financial measures presented below, including why management believes that its presentation of non-GAAP financial measures provides useful information to investors.
Adjusted Net Income (Loss)
Net income (loss) attributable to Newmont stockholders is reconciled to Adjusted net income (loss) as follows:

	Three Months Ended March 31, 2026
		per share data (1)
		basic	diluted
Net income (loss) attributable to Newmont stockholders	$3,262	$3.01	$3.00
Adjustments:
Change in fair value of investments and options (2)	(87)	(0.08)	(0.08)
Impairment charges (3)	9	0.01	0.01
Restructuring and severance (4)	6	—	—
Settlement costs (5)	(2)	—	—
(Gain) loss on debt extinguishment (6)	(1)	—	—
Other (7)	(25)	(0.03)	(0.03)
Tax effect of adjustments (8)	22	0.03	0.03
Valuation allowance and other tax adjustments (9)	(28)	(0.03)	(0.03)
Adjusted net income (loss)	$3,156	$2.91	$2.90

Weighted average common shares (millions): (10)		1,085	1,087
____________________________
(1)Per share measures may not recalculate due to rounding.
(2)Primarily consists of the unrealized gains and losses related to the Company's marketable equity and other securities; included in Other income (loss), net.
(3)Represents non-cash write-downs of various assets that are no longer in use and materials and supplies inventories; included in Other expense, net.
(4)Primarily represents restructuring and severance related costs associated with significant organizational or operating model changes implemented by the Company for all periods presented; included in Other expense, net.
(5)Primarily consists of amounts incurred related to non-recurring contractual obligations arising outside the ordinary course of business; included in Other expense, net.
(6)Represents the gain on debt redemptions; included in Other income (loss), net. Refer to Note 15 to the Condensed Consolidated Financial Statements for further information.
(7)Primarily consists of a gain on the receipt of the deferred consideration related to the sale of CC&V; included in Other income (loss), net. Refer to Note 3 to the Condensed Consolidated Financial Statements for further information on the Company's divestitures.
(8)The tax effect of adjustments, included in Income and mining tax benefit (expense), represents the tax effect of adjustments in footnotes (2) through (7), as described above, and are calculated using the applicable regional tax rate.
(9)Valuation allowance and other tax adjustments, included in Income and mining tax benefit (expense), is recorded for items such as foreign tax credits, capital losses, disallowed foreign losses, and the effects of changes in foreign currency exchange rates on deferred tax assets and deferred tax liabilities. The adjustment for the three months ended March 31, 2026 reflects the net increase or (decrease) to net operating losses, capital losses, tax credit carryovers, and other deferred tax assets subject to valuation allowance of $(111), the effects of changes in foreign exchange rates on deferred tax assets and liabilities of $24, net reductions to the reserve for uncertain tax positions of $(3), and other tax adjustments of $62. For further information on reductions to the reserve for uncertain tax positions, refer to Note 9 to the Condensed Consolidated Financial Statements.
(10)Adjusted net income (loss) per diluted share is calculated using diluted common shares in accordance with GAAP.

NEWMONT FIRST QUARTER 2026 RESULTS | NEWS RELEASE         14

	Three Months Ended March 31, 2025
		per share data (1)
		basic	diluted
Net income (loss) attributable to Newmont stockholders	1,891	1.68	1.68
Adjustments:
Change in fair value of investments and options (2)	(291)	(0.25)	(0.25)
(Gain) loss on sale of assets held for sale (3)	(276)	(0.25)	(0.25)
Impairment charges (4)	15	0.01	0.01
(Gain) loss on debt extinguishment (5)	10	0.01	0.01
Restructuring and severance (6)	9	0.01	0.01
(Gain) loss on asset and investment sales (7)	5	—	—
Newcrest transaction and integration costs (8)	4	—	—
Settlement costs (9)	3	—	—
Other (10)	7	—	—
Tax effect of adjustments (11)	197	0.19	0.19
Valuation allowance and other tax adjustments (12)	(170)	(0.15)	(0.15)
Adjusted net income (loss)	$1,404	$1.25	$1.25

Weighted average common shares (millions): (13)		1,126	1,127
____________________________
(1)Per share measures may not recalculate due to rounding.
(2)Primarily represents unrealized gains and losses related to the Company's investments in current and non-current marketable equity and other securities; included in Other income (loss), net.
(3)Consists of the gain on the divestments of certain non-core assets; included in (Gain) loss on sale of assets held for sale. Refer to Note 3 to the Condensed Consolidated Financial Statements for further information.
(4)Represents non-cash write-downs of various assets that are no longer in use and materials and supplies inventories; included in Other expense, net.
(5)Represents the loss on debt redemptions; included in Other income (loss), net. Refer to Note 15 to the Condensed Consolidated Financial Statements for further information.
(6)Primarily represents severance and related costs associated with significant organizational or operating model changes implemented by the Company for all periods presented; included in Other expense, net.
(7)Primarily represents gains and losses related to the sale of certain assets and investments; included in Other income (loss), net.
(8)Represents costs incurred related to the Newcrest transaction; included in Other expense, net.
(9)Primarily consists of amounts incurred related to non-recurring contractual obligations arising outside the ordinary course of business; included in Other expense, net.
(10)Represents costs incurred related to transition service agreements for divested reportable segments; included in Other income (loss), net.
(11)The tax effect of adjustments, included in Income and mining tax benefit (expense), represents the tax effect of adjustments in footnotes (2) through (10), as described above, and are calculated using the applicable regional tax rate.
(12)Valuation allowance and other tax adjustments, included in Income and mining tax benefit (expense), is recorded for items such as foreign tax credits, capital losses, disallowed foreign losses, and the effects of changes in foreign currency exchange rates on deferred tax assets and deferred tax liabilities. The adjustment for the three months ended March 31, 2025 reflects the net increase or (decrease) to net operating losses, capital losses, tax credit carryovers, and other deferred tax assets subject to valuation allowance of $(197), the effects of changes in foreign exchange rates on deferred tax assets and liabilities of $(8), net reductions to the reserve for uncertain tax positions of $(14), recording of a deferred tax liability for the outside basis difference at Akyem of $2 due to the status change to held for sale, and other tax adjustments of $47. For further information on reductions to the reserve for uncertain tax positions, refer to Note 9 to the Condensed Consolidated Financial Statements.
(13)Adjusted net income (loss) per diluted share is calculated using diluted common shares in accordance with GAAP.
NEWMONT FIRST QUARTER 2026 RESULTS | NEWS RELEASE         15

Earnings Before Interest, Taxes, Depreciation and Amortization and Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization
Net income (loss) attributable to Newmont stockholders is reconciled to EBITDA and Adjusted EBITDA as follows:

	Three Months Ended March 31,
	2026	2025
Net income (loss) attributable to Newmont stockholders	$3,262	$1,891
Net income (loss) attributable to noncontrolling interests	66	11
Equity loss (income) of affiliates	(149)	(78)
Income and mining tax expense (benefit)	1,404	647
Depreciation and amortization	632	593
Interest expense, net of capitalized interest	39	79
EBITDA	5,254	3,143
Adjustments:
Change in fair value of investments and options (1)	(87)	(291)
Impairment charges (2)	9	15
Restructuring and severance (3)	6	9
Settlement costs (4)	(2)	3
(Gain) loss on debt extinguishment (5)	(1)	10
(Gain) loss on sale of assets held for sale (6)	—	(276)
(Gain) loss on asset and investment sales (7)	—	5
Newcrest transaction and integration costs (8)	—	4
Other (9)	(25)	7
Adjusted EBITDA	$5,154	$2,629
____________________________
(1)Primarily consists of the unrealized gains and losses related to the Company's marketable equity and other securities; included in Other income (loss), net.
(2)Represents non-cash write-downs of various assets that are no longer in use and materials and supplies inventories; included in Other expense, net.
(3)Primarily represents restructuring and severance related costs associated with significant organizational or operating model changes implemented by the Company for all periods presented; included in Other expense, net.
(4)Primarily consists of amounts incurred related to non-recurring contractual obligations arising outside the ordinary course of business; included in Other expense, net.
(5)Represents the gains and losses on debt redemptions incurred in 2026 and 2025, respectively; included in Other income (loss), net. Refer to Note 15 to the Condensed Consolidated Financial Statements for further information.
(6)Primarily consists of the gain on the sales of certain non-core assets in 2025; included in (Gain) loss on sale of assets held for sale. Refer to Note 3 to the Condensed Consolidated Financial Statements for further information.
(7)Primarily represents gains and losses related to the sale of certain assets and investments; included in Other income (loss), net.
(8)Represents costs incurred in 2025 related to the Newcrest transaction; included in Other expense, net.
(9)Primarily consists of a gain on the receipt of the deferred consideration related to the sale of CC&V in 2026 and costs incurred related to transition service agreements for divested reportable segments in 2025; included in Other income (loss), net. Refer to Note 3 to the Condensed Consolidated Financial Statements for further information on the Company's divestitures.
NEWMONT FIRST QUARTER 2026 RESULTS | NEWS RELEASE         16

Net Debt
Net debt is calculated as Debt and Lease and other financing obligations less Cash and cash equivalents, as presented on the Condensed Consolidated Balance Sheets. Cash and cash equivalents are subtracted from Debt and Lease and other financing obligations as these could be used to reduce the Company's debt obligations.
The following table sets forth a reconciliation of Net debt, a non-GAAP financial measure, to Debt and Lease and other financing obligations, which the Company believes to be the GAAP financial measures most directly comparable to Net debt. The Company has also presented Net debt excluding Lease and other financing obligations to provide a supplemental view of evaluating the financial flexibility and strength of the Company's balance sheet.

	At March 31, 2026	At December 31, 2025
Debt	$5,079	$5,115
Less: Cash and cash equivalents	(8,775)	(7,647)
Net debt (cash) excluding lease and other financing obligations	(3,696)	(2,532)
Add: Lease and other financing obligations	453	474
Net debt (cash)	$(3,243)	$(2,058)

NEWMONT FIRST QUARTER 2026 RESULTS | NEWS RELEASE         17

Net debt to Adjusted EBITDA ratio
Management uses net debt to Adjusted EBITDA as non-GAAP measures to evaluate the Company’s operating performance, including our ability to generate earnings sufficient to service our debt. Net debt to Adjusted EBITDA represents the ratio of the Company’s debt, net of cash and cash equivalents, to Adjusted EBITDA. Net debt to Adjusted EBITDA does not represent, and should not be considered an alternative to, net income (loss), operating income (loss), or cash flow from operations as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. Although Net debt to Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our calculation of net debt to Adjusted EBITDA measure is not necessarily comparable to such other similarly titled captions of other companies. The Company believes that net debt to Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors. Management’s determination of the components of net debt to Adjusted EBITDA is evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to Adjusted EBITDA as follows:

	Three Months Ended
	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025

Net income (loss) attributable to Newmont stockholders	$3,262	$1,301	$1,832	$2,061
Net income (loss) attributable to noncontrolling interests	66	46	11	14
Equity loss (income) of affiliates	(149)	(171)	(123)	(49)
Income and mining tax expense (benefit)	1,404	2,070	787	1,092
Depreciation and amortization	632	665	643	620
Interest expense, net of capitalized interest	39	33	52	65
EBITDA (1)	$5,254	$3,944	$3,202	$3,803
Adjustments:
Change in fair value of investments and options	$(87)	$(124)	$(38)	$(151)
Impairment charges	9	779	39	9
Restructuring and severance	6	75	87	15
Settlement costs	(2)	1	(2)	—
(Gain) loss on debt extinguishment	(1)	1	72	18
Reclamation and remediation charges	—	(137)	41	—
(Gain) loss on sale of assets held for sale	—	8	(99)	(699)
(Gain) loss on asset and investment sales	—	7	6	2
Newcrest transaction and integration costs	—	4	2	(10)
Other	(25)	(13)	(1)	10
Adjusted EBITDA (1)	$5,154	$4,545	$3,309	$2,997
12 month trailing Adjusted EBITDA	$16,005

Total Debt	$5,079
Less: Cash and cash equivalents	(8,775)
Net debt (cash) excluding leases and other financing obligations	(3,696)
Add: Lease and other financing obligations	453
Net debt (cash)	$(3,243)

Net debt (cash) to Adjusted EBITDA	(0.2)
____________________________
(1)See EBITDA and Adjusted EBITDA reconciliation for more details on adjustments.
NEWMONT FIRST QUARTER 2026 RESULTS | NEWS RELEASE         18

Free Cash Flow
The following table sets forth a reconciliation of Free cash flow, a non-GAAP financial measure, to Net cash provided by (used in) operating activities, which the Company believes to be the GAAP financial measure most directly comparable to Free cash flow, as well as information regarding Net cash provided by (used in) investing activities and Net cash provided by (used in) financing activities.

	Three Months Ended March 31,
	2026	2025
Net cash provided by (used in) operating activities	$3,785	$2,031
Less: Additions to property, plant and mine development	(641)	(826)
Free cash flow	$3,144	$1,205

Net cash provided by (used in) investing activities (1)	$(302)	$738
Net cash provided by (used in) financing activities	$(2,357)	$(1,662)
____________________________
(1)Net cash provided by (used in) investing activities includes Additions to property, plant and mine development, which is included in the Company’s computation of Free cash flow.
NEWMONT FIRST QUARTER 2026 RESULTS | NEWS RELEASE         19

All-In Sustaining Costs
All-in sustaining costs represent the sum of certain costs, recognized as GAAP financial measures, that management considers to be associated with production. All-in sustaining costs per ounce amounts are calculated by dividing all-in sustaining costs by gold ounces or gold equivalent ounces sold.

Three Months Ended March 31, 2026	Costs Applicable to Sales (1)(2)	Reclamation Costs (3)	Advanced Projects, Research and Development and Exploration (4)	General and Administrative	Other Expense, Net (5)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs (6)(7)	Co-Product All-In Sustaining Costs	Ounces (000) Sold	Co-Product All-In Sustaining Costs Per oz. (8)	Co-Product All-In Sustaining Costs from GEO	Less: Co-product sales (13)	By-Product All-In Sustaining Costs	By-Product All-In Sustaining Costs per Ounce (8)
Gold
Managed
Lihir	$176	$4	$2	$—	$—	$—	$25	$207	117	$1,771	$—	$—	$207	$1,771
Cadia	101	1	2	—	—	2	52	158	96	$1,638	96	(267)	(13)	$(139)
Tanami	98	2	2	—	—	—	57	159	89	$1,791	—	—	159	$1,791
Boddington	137	6	—	—	—	—	34	177	97	$1,825	13	(36)	154	$1,587
Ahafo South	212	2	1	—	—	—	30	245	125	$1,964	—	—	245	$1,964
Ahafo North	75	1	1	—	—	—	11	88	63	$1,408	—	—	88	$1,408
Merian	111	2	1	—	—	—	15	129	84	$1,532	—	—	129	$1,532
Cerro Negro	66	2	1	—	1	—	18	88	56	$1,567	—	—	88	$1,567
Yanacocha	140	6	1	—	1	—	1	149	139	$1,072	—	—	149	$1,072
Peñasquito	68	5	—	—	—	4	8	85	57	$1,495	297	(913)	(531)	$(9,318)
Red Chris	22	2	1	—	—	—	3	28	13	$2,110	31	(75)	(16)	$(1,117)
Brucejack	98	2	3	—	—	1	16	120	57	$2,105	—	—	120	$2,105
Non-managed
NGM	306	5	4	3	2	1	60	381	239	$1,595	—	—	381	$1,595
Corporate and Other (9)	—	—	22	64	2	—	3	91	—	$—	16	—	107	$—
Total Gold	1,610	40	41	67	6	8	333	2,105	1,232	$1,709	$453	$(1,291)	$1,267	$1,029

Gold equivalent ounces - other metals (10)(11)
Managed
Cadia	61	—	1	—	—	2	32	96	59	$1,621
Boddington	11	—	—	—	—	—	2	13	8	$1,710
Peñasquito (12)	229	17	—	—	—	20	31	297	178	$1,664
Red Chris	26	3	—	—	—	(2)	4	31	16	$1,921
Corporate and Other (9)	—	—	4	12	—	—	—	16	—	$—
Total Gold Equivalent Ounces	327	20	5	12	—	20	69	453	261	$1,734

Consolidated	$1,937	$60	$46	$79	$6	$28	$402	$2,558
____________________________
(1)Excludes Depreciation and amortization and Reclamation and remediation.
(2)Includes by-product credits of $153.
(3)Includes operating accretion of $33, included in Reclamation and remediation, and amortization of asset retirement costs of $27; excludes accretion and reclamation and remediation adjustments at former operating properties that have entered the closure phase and have no substantive future economic value of $41 and $4, respectively, included in Reclamation and remediation.
(4)Excludes development expenditures of $4 at Cadia, $1 at Boddington, $8 at Ahafo South, $1 at Ahafo North, $5 at Merian, $4 at Cerro Negro, $2 at Yanacocha, $3 at Peñasquito, $1 at Red Chris, $5 at NGM, $16 at Corporate and Other, totaling $50 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.
(5)Excludes impairment charges of $9, restructuring and severance of $6, settlement costs of $(2); included in Other expense, net.
(6)Excludes capitalized interest related to sustaining capital expenditures. Refer to Liquidity and Capital Resources within Part I, Item 2, MD&A for capital expenditures by segment.
NEWMONT FIRST QUARTER 2026 RESULTS | NEWS RELEASE                         20

(7)Includes finance lease payments and other costs for sustaining projects of $22.
(8)Per ounce measures may not recalculate due to rounding.
(9)Corporate and Other includes the Company's business activities relating to its corporate and regional offices and all equity method investments. Refer to Note 4 to the Condensed Consolidated Financial Statements for further information.
(10)Gold equivalent ounces ("GEOs") is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($4,000/oz.), Copper ($5.00/lb.), Silver ($50.00/oz.), Lead ($0.90/lb.) and Zinc ($1.30/lb.) pricing for 2026.
(11)Cadia sold 21 thousand tonnes of copper, Boddington sold 3 thousand tonnes of copper, Peñasquito sold 10 million ounces of silver, 28 thousand tonnes of lead and 58 thousand tonnes of zinc, and Red Chris sold 6 thousand tonnes of copper.
(12)All-in sustaining costs at Peñasquito is comprised of $188, $21, and $88 for silver, lead, and zinc, respectively.
(13)Excludes treatment and refining costs as these amounts are reflected in co-product all-in sustaining costs from GEOs; refer to the "Net average realized price per ounce/ pound" section below for a reconciliation of sales.

NEWMONT FIRST QUARTER 2026 RESULTS | NEWS RELEASE                         21

Three Months Ended March 31, 2025	Costs Applicable to Sales (1)(2)(3)	Reclamation Costs (4)	Advanced Projects, Research and Development and Exploration(5)	General and Administrative	Other Expense, Net(6)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs(7)(8)	All-In Sustaining Costs	Ounces (000) Sold	Co-Product All-In Sustaining Costs Per oz.(9)	Co-Product All-In Sustaining Costs from GEO	Less: Co-Product Sales	By-Product All-In Sustaining Costs	By-Product All-In Sustaining Costs per Ounce (9)
Gold
Managed
Lihir	$161	$4	$1	$—	$—	$—	$48	$214	160	$1,339	$—	$—	$214	$1,339
Cadia	77	1	—	—	—	2	36	116	98	$1,184	108	(211)	13	$133
Tanami	82	1	2	—	—	—	40	125	75	$1,659	—	—	125	$1,659
Boddington	167	5	1	—	—	1	34	208	135	$1,544	48	(74)	182	$1,348
Ahafo South	247	4	2	—	—	—	38	291	199	$1,462	—	—	291	$1,462
Merian	72	2	—	—	—	—	15	89	48	$1,864	—	—	89	$1,864
Cerro Negro (10)	78	2	1	—	1	—	26	108	38	$2,857	—	—	108	$2,857
Yanacocha	93	11	—	—	8	—	1	113	96	$1,170	—	—	113	$1,170
Peñasquito	106	4	—	—	—	8	11	129	118	$1,091	252	(411)	(30)	$(254)
Red Chris	16	1	—	—	—	—	2	19	15	$1,322	43	(69)	(7)	$(467)
Brucejack	83	1	2	—	—	1	16	103	46	$2,230	—	—	103	$2,230
Non-managed
NGM	308	4	1	3	—	2	70	388	216	$1,789	—	—	388	$1,789
Corporate and Other (11)	—	—	29	92	3	—	2	126	—	$—	19	—	145	$—
Held for sale (12)
Porcupine	63	2	1	—	—	—	21	87	51	$1,728	—	—	87	$1,728
Akyem	90	4	—	—	—	—	8	102	39	$2,594	—	—	102	$2,594
Divested (12)
CC&V	39	2	—	—	—	—	5	46	27	$1,708	—	—	46	$1,708
Musselwhite	33	1	—	—	—	—	14	48	32	$1,530	—	—	48	$1,530
Éléonore	54	1	2	—	—	—	12	69	49	$1,403	—	—	69	$1,403
Total Gold	1,769	50	42	95	12	14	399	2,381	1,442	$1,651	$470	$(765)	$2,086	$1,447

Gold equivalent ounces - other metals (13)(14)
Managed
Cadia	71	1	—	—	—	2	34	108	92	$1,171
Boddington	38	1	—	—	—	1	8	48	32	$1,489
Peñasquito (15)	193	6	—	1	—	28	24	252	212	$1,189
Red Chris	35	1	—	—	—	1	6	43	32	$1,334
Corporate and Other (11)	—	—	5	14	—	—	—	19	—	$—
Total Gold Equivalent Ounces	337	9	5	15	—	32	72	470	368	$1,275

Consolidated	$2,106	$59	$47	$110	$12	$46	$471	$2,851
____________________________
(1)Excludes Depreciation and amortization and Reclamation and remediation.
(2)Includes by-product credits of $64.
(3)Includes stockpile, leach pad, and product inventory adjustments of $3 at Cerro Negro, and $15 at NGM.
(4)Include operating accretion of $38, included in Reclamation and remediation, and amortization of asset retirement costs of $21; excludes accretion and reclamation and remediation adjustments at former operating properties that have entered the closure phase and have no substantive future economic value of $51 and $4, respectively, included in Reclamation and remediation.
(5)Excludes development expenditures of $2 at Boddington, $6 at Ahafo South, $2 at Ahafo North, $7 at Merian, $4 at Cerro Negro, $1 at Yanacocha, $4 at Peñasquito, $2 at Red Chris, $1 at NGM, $16 at Corporate and Other, totaling $45 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.
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(6)Excludes restructuring and severance of $9, Newcrest transaction and integration costs of $4, impairment charges of $15, and settlement costs of $3; included Other expense, net.
(7)Excludes capitalized interest related to sustaining capital expenditures. Refer to Liquidity and Capital Resources within Part I, Item 2, MD&A for capital expenditures by segment.
(8)Includes finance lease payments and other costs for sustaining projects of $20.
(9)Per ounce measures may not recalculate due to rounding.
(10)During the first quarter of 2025, mining and processing operations at the site were temporarily suspended due to safety events. Full operations resumed in April 2025.
(11)Corporate and Other includes the Company's business activities relating to its corporate and regional offices and all equity method investments. Refer to Note 4 to the Condensed Consolidated Financial Statements for further information.
(12)Refer to Note 3 to the Condensed Consolidated Financial Statements for further information on the Company's divestitures.
(13)Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,700/oz.), Copper ($3.50/lb.), Silver ($20.00/oz.), Lead ($0.90/lb.) and Zinc ($1.20/lb.) pricing for 2025.
(14)For the three months ended March 31, 2025, Cadia sold 21 thousand tonnes of copper, Boddington sold 7 thousand tonnes of copper, Peñasquito sold 6 million ounces of silver, 21 thousand tonnes of lead and 73 thousand tonnes of zinc, and Red Chris sold 7 thousand tonnes of copper.
(15)All-in sustaining costs at Peñasquito is comprised of $79, $25, and $148 for silver, lead, and zinc, respectively.
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Gold by-product metrics
Copper, silver, lead, zinc, and molybdenum are by-products often obtained during the process of extracting and processing the primary ore-body. In our GAAP Condensed Consolidated Financial Statements, the value of these by-products is recorded as a credit to our CAS and the value of the primary ore is recorded as Sales. In certain instances, copper, silver, lead, and zinc are co-products, or a significant resource in the primary ore-body, and the revenue is recorded as Sales in our GAAP Condensed Consolidated Financial Statements.
Gold by-product metrics are non-GAAP financial measures that serve as a basis for comparing the Company’s performance with certain competitors. As Newmont’s operations are primarily focused on gold production, “Gold by-product metrics” were developed to allow investors to view Sales, CAS per ounce and AISC per ounce calculations that classify all copper, silver, lead, zinc, and molybdenum production as a by-product, even when copper, silver, lead or zinc is a significant resource in the primary ore-body. These metrics are calculated by subtracting copper, silver, lead, and zinc sales recognized from Sales and including these amounts as offsets to CAS.
Gold by-product metrics are calculated on a consistent basis for the periods presented on a consolidated basis. These metrics are intended to provide supplemental information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks.
The following reconciles these non-GAAP measures to the most directly comparable GAAP measures:

	Three Months Ended March 31,
Total Newmont Sales and Costs Applicable to Sales	2026	2025 (1)
Consolidated gold sales, net (Managed Core)	$4,865	$3,041
Consolidated gold sales, net (Non-Managed Core)	1,171	626
Consolidated gold sales, net (Non-Core)	—	578
Consolidated other metal sales, net	1,271	765
Sales (Total Newmont)	$7,307	$5,010

Consolidated other metal sales, net (2)	$1,271	$765
Add back: Treatment and refining charges from other metals (3)	20
Consolidated other metal sales, excluding treatment and refining charges (4)	$1,291	$765

Costs applicable to sales (Managed Core)	$1,631	$1,519
Costs applicable to sales (Non-Managed Core)	306	308
Costs applicable to sales (Non-Core)	—	279
Costs applicable to sales (Total Newmont)	$1,937	$2,106

Total Newmont Consolidated Gold By-product Unit Costs
Costs applicable to sales	$1,937	$2,106
Less: Consolidated other metal sales, net (2)	(1,271)	(765)
By-product costs applicable to sales	$666	$1,341
Gold sold (thousand ounces)	1,232	1,442
Total Gold CAS per ounce (by-product) (4)(5)	$541	$930

Total AISC	$2,558	$2,851
Less: Consolidated other metal sales, excluding treatment and refining charges (4)	(1,291)	(765)
By-product AISC	$1,267	$2,086
Gold sold (thousand ounces)	1,232	1,442
Total Gold AISC per ounce (by-product) (5)	$1,029	$1,447

Managed Core Gold By-product Unit Costs
Costs applicable to sales (Managed Core) (6)	$1,631	$1,519
Less: Consolidated other metal sales, net (2)	(1,271)	(765)
By-product costs applicable to sales	$360	$754
Gold sold (thousand ounces)	993	1,028
Total Gold CAS per ounce (by-product) - Managed Core (4)(5)	$363	$733
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Total AISC	$2,177	$2,111
Less: Consolidated other metal sales, excluding treatment and refining charges (4)	(1,291)	(765)
By-product AISC	$886	$1,346
Gold sold (thousand ounces)	993	1,028
Total Gold AISC per ounce (by-product) - Managed Core (4)(5)	$893	$1,309

Total Core Gold By-product Unit Costs
Costs applicable to sales (Total Core) (6)	$1,937	$1,827
Less: Consolidated other metal sales, net (2)	(1,271)	(765)
By-product costs applicable to sales	$666	$1,062
Gold sold (thousand ounces)	1,232	1,244
Total Gold CAS per ounce (by-product) - Total Core (5)	$541	$854

Total AISC	$2,558	$2,499
Less: Consolidated other metal sales, excluding treatment and refining charges (4)	(1,291)	(765)
By-product AISC	$1,267	$1,734
Gold sold (thousand ounces)	1,232	1,244
Total Gold AISC per ounce (by-product) - Total Core (5)	$1,029	$1,394
____________________________
(1)Certain amounts for the prior period have been recast to reflect current year presentation.
(2)Included in Sales as presented on the Condensed Consolidated Statement of Operations; refer to the reconciliation provided in the table above.
(3)Consists of treatment and refining charges related to metals other than gold; refer to the "Net average realized price per ounce/ pound" section below for a reconciliation of treatment and refining charges by metal.
(4)For purposes of calculating AISC per ounce (by-product basis), treatment and refining charges are excluded from consolidated other metal sales, as these amounts are already reflected in AISC.
(5)Per ounce measures may not recalculate due to rounding.
(6)Included in Costs applicable to sales as presented on the Condensed Consolidated Statement of Operations; refer to the reconciliation provided in the table above.

2026 Guidance - Gold AISC Reconciliation
A reconciliation of the 2026 Gold AISC outlook to the 2026 Gold CAS outlook is provided below. The estimates in the table below are considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws.

2026 Guidance - Gold (1)(2)
(in millions, except ounces and per ounce)	Guidance Estimate
Cost Applicable to Sales (3)(4)	$8,610
Reclamation Costs (5)	220
Advanced Projects & Exploration (6)	200
General and Administrative (7)	375
Other Expense	25
Treatment and Refining Costs	145
Sustaining Capital (8)	1,950
Sustaining Finance Lease Payments	105
Less: Consolidated Other Metal Sales, net (9)	(3,400)
All-in Sustaining Costs	$8,230
Ounces (000) Sold (10)	4,900
All-in Sustaining Costs per Ounce	$1,680
____________________________
(1)The reconciliation is provided for illustrative purposes in order to better describe management’s estimates of the components of the calculation. Estimates for each component of the forward-looking All-in sustaining costs per ounce are independently calculated and, as a result, the total All-in sustaining costs and the All-in sustaining costs per ounce may not sum to the component ranges. While a reconciliation to the most directly comparable GAAP measure has been provided for the 2026 AISC Gold Guidance on a consolidated basis, a reconciliation has not been provided on an
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individual site or project basis in reliance on Item 10(e)(1)(i)(B) of Regulation S-K because such reconciliation is not available without unreasonable efforts.
(2)All values are presented on a consolidated basis for Newmont.
(3)Excludes Depreciation and amortization and Reclamation and remediation.
(4)Includes stockpile and leach pad inventory adjustments.
(5)Reclamation costs include operating accretion and amortization of asset retirement costs.
(6)Advanced Projects and Exploration excludes non-sustaining advanced projects and exploration.
(7)Includes stock-based compensation.
(8)Excludes development capital expenditures, capitalized interest and change in accrued capital.
(9)Assumes copper production of 102 thousand tonnes at $11,023 per tonne, silver production of 32 million ounces at $60.00 per ounce, lead production of 90 thousand tonnes at $1,894 per tonne, and zinc production of 220 thousand tonnes at $2,866 per tonne.
(10)Consolidated sales for Merian is presented on a total sales basis for the mine site and excludes sales from Pueblo Viejo and Fruta del Norte.

Net average realized price per ounce/ pound
Average realized price per ounce/ pound are non-GAAP financial measures. The measures are calculated by dividing the net consolidated gold, copper, silver, lead, and zinc sales by the consolidated gold ounces, copper pounds, silver ounces, lead pounds and zinc pounds sold, respectively. These measures are calculated on a consistent basis for the periods presented on a consolidated basis. Average realized price per ounce/ pound statistics are intended to provide additional information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.
The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measure:

	Three Months Ended March 31,		Increase (Decrease)	Percent Change
	2026	2025
Consolidated gold sales, net	$6,036	$4,245	$1,791	42%
Consolidated copper sales, net	378	354	24	7%
Consolidated silver sales, net	658	188	470	250%
Consolidated lead sales, net	52	42	10	24%
Consolidated zinc sales, net	183	181	2	1%
Total sales	$7,307	$5,010	$2,297	46%

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	Three Months Ended March 31, 2026
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$5,983	$387	$570	$54	$188
Provisional pricing mark-to-market	61	(9)	70	(1)	3
Silver streaming amortization	—	—	29	—	—
Gross after provisional pricing and streaming impact	6,044	378	669	53	191
Treatment and refining charges	(8)	—	(11)	(1)	(8)
Net	$6,036	$378	$658	$52	$183
Consolidated ounces/pounds sold (1)(2)	1,232	67	10	62	127
Average realized price (per ounce/pound): (3)
Gross before provisional pricing and streaming impact	$4,857	$5.81	$57.98	$0.86	$1.48
Provisional pricing mark-to-market	49	(0.13)	7.08	(0.01)	0.02
Silver streaming amortization	—	—	2.90	—	—
Gross after provisional pricing and streaming impact	4,906	5.68	67.96	0.85	1.50
Treatment and refining charges	(6)	—	(1.18)	(0.01)	(0.06)
Net	$4,900	$5.68	$66.78	$0.84	$1.44
____________________________
(1)Amounts reported in millions except gold ounces, which are reported in thousands.
(2)For the three months ended March 31, 2026 the Company sold 30 thousand tonnes of copper, 28 thousand tonnes of lead, and 58 thousand tonnes of zinc.
(3)Per ounce/pound measures may not recalculate due to rounding.

	Three Months Ended March 31, 2025
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$4,167	$324	$157	$43	$207
Provisional pricing mark-to-market	92	34	19	—	(6)
Silver streaming amortization	—	—	19	—	—
Gross after provisional pricing and streaming impact	4,259	358	195	43	201
Treatment and refining charges	(14)	(4)	(7)	(1)	(20)
Net	$4,245	$354	$188	$42	$181
Consolidated ounces/pounds sold (1)(2)	1,442	76	6	47	161
Average realized price (per ounce/pound): (3)
Gross before provisional pricing and streaming impact	$2,890	$4.25	$25.23	$0.91	$1.28
Provisional pricing mark-to-market	64	0.45	3.03	—	(0.03)
Silver streaming amortization	—	—	3.04	—	—
Gross after provisional pricing and streaming impact	2,954	4.70	31.30	0.91	1.25
Treatment and refining charges	(10)	(0.05)	(1.18)	(0.02)	(0.12)
Net	$2,944	$4.65	$30.12	$0.89	$1.13
____________________________
(1)Amounts reported in millions except gold ounces, which are reported in thousands.
(2)For the three months ended March 31, 2025 the Company sold 35 thousand tonnes of copper, 21 thousand tonnes of lead, and 73 thousand tonnes of zinc.
(3)Per ounce/pound measures may not recalculate due to rounding.
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Conference Call Information
A conference call will be held on Thursday, April 23, 2026 at 5:30 p.m. Eastern Daylight Time (3:30 p.m. Mountain Daylight Time), which is 7:30 a.m. Australian Eastern Standard Time on Friday, April 24, 2026. A replay of the webcast will be available on the Company’s website.
Webcast Details
Title: Newmont First Quarter 2026 Results Conference Call
Attendee URL: https://events.q4inc.com/attendee/351410623
Analyst Registration for Q&A: https://events.q4inc.com/analyst/351410623?pwd=1xsDlN9Y

The webcast materials will be available April 23, 2026, after North American markets close, under the “Investor Relations” section of the Company’s website. Additionally, the conference call will be archived for a limited time on the Company’s website.
About Newmont
Newmont is the world’s leading gold Company and producer of copper, zinc, lead, and silver. The Company’s world-class portfolio of assets, prospects and talent is anchored in favorable mining jurisdictions in Africa, Australia, Latin America & Caribbean, North America, and Papua New Guinea. Newmont is the only gold producer listed in the S&P 500 Index and is widely recognized for its principled environmental, social, and governance practices. Newmont is an industry leader in value creation, supported by robust safety standards, superior execution, and technical expertise. Founded in 1921, the Company has been publicly traded since 1925. At Newmont, our purpose is to create value and improve lives through sustainable and responsible mining. To learn more about Newmont’s sustainability strategy and initiatives, go to www.newmont.com.

Investor Contact - Global

Neil Backhouse	investor.relations@newmont.com

Investor Contact - Asia Pacific

Clare Kasperzak	apac.investor.relations@newmont.com

Media Contact - Global

Shannon Brushe	globalcommunications@newmont.com

Media Contact - Asia Pacific

Rosalie Cobai	australiacommunications@newmont.com

NEWMONT FIRST QUARTER 2026 RESULTS | NEWS RELEASE         28

Cautionary Statement Regarding Forward Looking Statements, Including Outlook Assumptions, and Notes:
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. Forward-looking statements often address our expected future business and financial performance and financial condition; and often contain words such as “anticipate,” “intend,” “plan,” “will,” “would,” “estimate,” “expect,” “believe,” "pending" or “potential.” Forward-looking statements in this news release may include, without limitation, (i) estimates of future production and sales, including production outlook and average future production; (ii) estimates of future costs applicable to sales and all-in sustaining costs; (iii) estimates of future capital expenditures, including development and sustaining capital; (iv) expectations regarding project development, including, without limitation, Tanami Expansion 2, Cadia Panel Caves, Ahafo North, Red Chris Block Cave, Nearshore Barrier at Lihir, or the Cerro Negro Expansion project, including with respect to timeline, mine life, production, and capital costs; (v) expectations regarding share and debt repurchases; (vi) estimates of future cost reductions, synergies, including pre-tax synergies, savings and efficiencies, productivity improvements, and future cash flow enhancements, (vii) expectations regarding Newmont’s core portfolio; (viii) expectations regarding future investments or divestitures; (ix) expectations regarding free cash flow and returns to stockholders, including with respect to future dividends and future share repurchases; (x) expectations regarding exploration, including timeline, growth potential, opportunities and costs, including without limitation with respect to Brucejack and Ahafo South, and future reserve and resource development; and (xi) other financial and operating outlook, including, without limitation, 2026 Guidance and other future operating, reclamation, remediation and financial metrics. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of operations and projects being consistent with current expectations and mine plans, including, without limitation, receipt of export approvals; (iii) political developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) certain exchange rate assumptions for the Australian dollar to U.S. dollar and Canadian dollar to U.S. dollar, as well as other exchange rates being approximately consistent with current levels; (v) certain price assumptions for gold, copper, silver, zinc, lead and oil; (vi) prices for key supplies; (vii) the accuracy of current mineral reserve, mineral resource and mineralized material estimates; and (viii) other planning assumptions. Uncertainties include those relating to general macroeconomic uncertainty and changing market conditions, changing restrictions on the mining industry in the jurisdictions in which we operate, impacts to supply chain, including price, availability of goods, ability to receive supplies and fuel, and impacts of changes in interest rates. Such uncertainties could result in operating sites being placed into care and maintenance and impact estimates, costs and timing of projects. Uncertainties in geopolitical conditions could impact certain planning assumptions, including, but not limited to commodity and currency prices, costs and supply chain availabilities.
Future dividends beyond the dividend payable on June 22, 2026 to holders of record at the close of business on May 27, 2026 have not yet been approved or declared by the Board of Directors, and an annualized dividend payout or dividend yield has not been declared by the Board. Management’s expectations with respect to future dividends are “forward-looking statements” and are non-binding. The Capital Allocation Framework is provided for illustrative purposes and remains non-binding. The declaration and payment of future dividends remain at the discretion of the Board of Directors and will be determined based on Newmont’s financial results, balance sheet strength, cash and liquidity requirements, future prospects, gold and commodity prices, and other factors deemed relevant by the Board.
Investors are also cautioned that the extent to which the Company repurchases its shares under the authorized share repurchase program, and the timing of such repurchases, will depend upon a variety of factors, including trading volume, market conditions, legal requirements, business conditions and other factors. The share repurchase program may be discontinued at any time, and the program does not obligate the Company to acquire any specific number of shares of its common stock or to repurchase the full authorized program amount.
For a more detailed discussion of such risks and other factors that might impact future looking statements, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the U.S. Securities and Exchange Commission (the “SEC”) on, or about, February 19, 2026, under the heading “Risk Factors", and other factors identified in the Company's reports filed with the SEC, available on the SEC website or at www.newmont.com. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk. Investors are also encouraged to review our Form 10-Q for the quarter ended March 31, 2026, as filed on April 23, 2026.
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